Contact:           Diana Burton                            FOR IMMEDIATE RELEASE
                   U.S. Industries
                   (732) 767-2255


              U.S. INDUSTRIES, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

     Iselin, NJ, October 15, 1998 -- The Board of Directors of U.S. Industries, Inc. (NYSE-USI) ("U.S. Industries" or the "Company") today adopted a Stockholder Rights Plan and declared a dividend of one Right on each outstanding share of U.S. Industries, Inc. Common Stock held by stockholders of record on October 29, 1998.

     David H. Clarke, Chairman, and Chief Executive Officer of U.S. Industries, stated that "This is the second time in the history of our Company that the USI Board has adopted a Rights Plan. In both instances the plan has been designed to protect our shareholders during a time when the Company's share price has been under pressure due to external factors. With the current weakness in U.S.
securities markets it is appropriate for the USI Board to protect its shareholders from coercive takeover tactics that could result in the acquisition of control of the Company at less than fair value. The Rights Plan is not intended to and will not prevent a takeover of U.S. Industries. The purpose and effect of the Rights Plan is to deter only those types of activities that are not in the best interests of all of U.S. Industries' stockholders. As in the past the Board will review the appropriateness of the Rights Plan from time to time."

     The Rights Plan was not adopted in response to any specific effort to acquire control of U.S. Industries. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

     Initially, the Rights will trade with the common stock of the Company and will not be exercisable. The Rights will separate from the common stock and become exercisable upon the occurrence of events typical for shareholder rights plans. In general, such separation will occur when any person or group of affiliated persons acquires or makes an offer to acquire 15% or more of the Company's Common Stock. Thereafter, separate Right certificates will be distributed and each Right will entitle its holder to purchase one one-hundredth of a share of the Company's Series A Junior Preferred Stock (the "Preferred Stock") for an exercise price of $65.00 (the "Exercise Price"). Each one one-hundredth of a share of Preferred Stock has economic and voting terms equivalent to those of one share of the Company's Common Stock.

     In the event that any person or group (other than certain exempt persons), actually acquire 15% or more of the Company's common stock without the Board's approval, then each holder of a Right shall thereafter have the right to receive upon exercise of such Right and payment of the Exercise Price, shares of Preferred Stock having a value equal to at least twice the Exercise Price. Also, if U.S. Industries is involved in a merger or sells more than 50% of its assets or earning power, each right will entitle its holder to purchase shares of common stock of the acquiring company having a market value of twice the Exercise Price.

     The Rights may be redeemed by the Board of Directors for $0.01 per Right.

     The Rights Plan does not in any way weaken U.S. Industries' financial strength or interfere with its business plans. The issuance of the Rights has no diluting effect, will not affect reported earnings per share, is not taxable to U.S. Industries or its stockholders and will not change the way in which U.S. Industries' shares are traded.

     A letter to stockholders regarding the Rights Plan and a Summary of certain terms of the Rights Plan will be mailed to stockholders. Detailed information and a copy of the Rights Plan will be filed with the Securities and Exchange Commission.

     U.S. Industries is an industrial management company with four business units: USI Bath and Plumbing Products, Lighting Corporation of America, USI Hardware and Tools, and USI Diversified. U.S. Industries has annualized sales of approximately $3.5 billion.